Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO, or
Peter Hausback, EVP and CFO
(952) 930-9000

Appliance Recycling Centers of America Reports First Quarter

Operating Results

MINNEAPOLIS—May 11, 2009—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the first quarter ended April 4, 2009.

Total revenues for the first quarter of 2009 increased 1.8% to $26.2 million from $25.7 million in the first quarter of 2008. ARCA reported a first quarter 2009 operating loss of $1.7 million compared to operating income of $0.6 million during the same period of 2008. The first quarter 2009 operating loss was due primarily to lower retail gross profit compared to 2008. Gross profit as a percentage of total revenues declined to 24.2% for the first quarter of 2009 compared to 31.4% for the first quarter of 2008. The decline was due primarily to price compression on product to remain competitive with other retailers in the current economic environment and to lower same store sales. The Company reported a loss from continuing operations of $2.0 million or $0.43 per diluted share for the first quarter of 2009 compared to income from continuing operations of $0.3 million or $0.07 per diluted share for the same period of the previous year.

Comparable store revenues from the fifteen ApplianceSmart Factory Outlets operating during the entire first quarters of 2009 and 2008 decreased 8.9%, while total store revenues increased 11.0% to $20.9 million from $18.9 million during the same period of 2008 due to the opening of five factory outlet stores later in 2008 and early 2009. The decline in comparable store revenues was due primarily to the price compression previously mentioned along with the lower same store sales. Revenues from ARCA’s recycling segment decreased 23.8% to $5.2 million in the first quarter of 2009 compared to revenues of $6.8 million in the same period of 2008. The decrease was due primarily to lower recycling volumes in California and, to a lesser extent, lower scrap metal prices compared to the first quarter of 2008. Selling expenses as a percentage of total revenues in the first quarter of 2009 increased to 21.3% compared to 18.7% for the previous year. General and administrative expenses as a

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percentage of total revenues decreased to 9.3% in the first quarter of 2009 from 10.3% in the first quarter of 2008. The Company’s net loss for the first quarter was $2.0 million or $0.43 per diluted share compared to net income of $0.1 million or $0.03 per share for the first quarter of 2008.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented: “The first quarter of 2009 continued to be a very difficult operating environment. While our ApplianceSmart Factory Outlets actually performed well in the Minnesota and Ohio markets, the Georgia market was very challenging. The Georgia market has two new retail outlets that have been open for less than two quarters, so it will take some time before they gain momentum in the continued sluggish retail economy. For our appliance recycling business, we feel good overall about our operating results in the first quarter. While total revenues were down, the operating profit before corporate allocations for the recycling segment increased 18% compared to the first quarter of 2008.”

About ARCA

ARCA (www.arcainc.com) is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. Through its ApplianceSmart operation (www.appliancesmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of May 2009, ApplianceSmart was operating 20 factory outlets: six in the Minneapolis/St. Paul market; one in Rochester, Minn., market, four in the Columbus, Ohio, market; six in the Atlanta market; and three in San Antonio, Texas. As previously announced, the Company will open an ApplianceSmart Factory Outlet in Cumming, Ga., in August 2009.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results

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to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	April 4, 2009	March 29, 2008
Revenues:
Retail	$20,940	$18,858
Recycling	4,562	5,944
Byproduct	656	900
Total revenues	26,158	25,702

Costs of revenues	19,829	17,641
Gross profit	6,329	8,061
Selling, general and administrative expenses	8,011	7,454
Operating income (loss)	(1,682)	607

Other income (expense):
Interest expense, net	(319)	(397)
Other expenses, net	24	—
Income (loss) from continuing operations before income taxes	(1,977)	210
Benefit of income taxes	(15)	(117)
Income (loss) from continuing operations	(1,962)	327
Loss from discontinued operations, net of tax	—	(210)
Net income (loss)	$(1,962)	$117

Basic income (loss) per share:
Continuing operations	$(0.43)	$0.07
Discontinued operations	—	(0.04)
Net income (loss)	$(0.43)	$0.03

Diluted income (loss) per share:
Continuing operations	$(0.43)	$0.07
Discontinued operations	—	(0.04)
Net income (loss)	$(0.43)	$0.03

Weighted average number of shares outstanding:
Basic	4,578	4,556
Diluted	4,578	4,624

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	April 4,	January 3,
	2009	2009
	(unaudited)
Asset
Current assets:
Cash and cash equivalents	$1,732	$3,498
Accounts receivable, net of allowance of $331 and $292, respectively	4,587	6,056
Inventories, net of reserves of $300 and $115, respectively	16,750	18,834
Other current assets	741	950
Deferred income taxes	448	448
Total current assets	24,258	29,786
Property and equipment, net	6,902	6,967
Deferred income taxes	174	177
Other assets	495	485
Total assets	$31,829	$37,415

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,344	$4,473
Checks issued in excess of cash in bank	85	—
Accrued expenses	3,980	4,073
Line of credit	11,381	14,527
Current maturities of long-term obligations	446	579
Income taxes payable	31	362
Total current liabilities	20,267	24,014

Long-term obligations, less current maturities	4,966	4,892
Deferred income tax liabilities	519	520
Total liabilities	25,752	29,426

Commitments and contingencies	—	—

Shareholders’ equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 4,578 shares	16,373	16,221
Accumulated deficit	(9,891)	(7,929)
Accumulated other comprehensive loss	(405)	(303)
Total shareholders’ equity	6,077	7,989
Total liabilities and shareholders’ equity	$31,829	$37,415